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                                                                 EXHIBIT 99.2





                               November 17, 1994

Board of Directors
Synergen, Inc.
1885 33rd Street
Boulder, CO  80301

Gentlemen:

         We understand that Synergen, Inc. ("Synergen" or the "Company"), Amgen Inc. ("Amgen") and Amgen Acquisition Corp., a wholly owned subsidiary of Amgen ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated November 17, 1994 (the "Merger Agreement"), which provides, among other things, for (i) the commencement of Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of Synergen for $9.25 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Synergen. Pursuant to the Merger, Synergen will become a wholly owned subsidiary of Amgen and each outstanding share of Common Stock, other than shares held in treasury or held by Amgen or any affiliate of Amgen or as to which dissenters' rights have been perfected, will be converted into the right to receive $9.25 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

         You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

         For purposes of the opinion set forth herein, we have;

         (i) analyzed certain publicly available financial statements and other information of the Company;

         (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) analyzed certain financial projections prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) reviewed the reported prices and trading activity for the Common Stock;
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Board of Directors
November 21, 1994
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         (vi)    compared the financial performance of the Company and the
                 prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) participated in discussions and negotiations among representatives of the Company, Amgen and certain other parties and their financial and legal advisors;

         (ix) considered the timing and resources, financial and other, required to develop the Company's products;

         (x)     reviewed the Merger Agreement, and certain related documents;
                 and

         (xi)    performed such other analyses as we have deemed appropriate.

         We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets of liabilities of the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Amgen and have received fees for the rendering of these services.

         It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this letter may be included as an exhibit to the Schedule 14D-9 distributed to the stockholders of the Company.

         Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                  Very truly yours,

                                  MORGAN STANLEY & CO.
                                  INCORPORATED



                                  By:  /s/  PETER N. CRNKOVICH
                                       --------------------------------------
                                       Peter N. Crnkovich
                                       Managing Director
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[LOGO]                        ALEX. BROWN & SONS
                                 INCORPORATED
          ESTABLISHED 1800--AMERICA'S OLDEST INVESTMENT BANKING FIRM
       MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER LEADING EXCHANGES


                                                          REPLY TO: P.O. BOX 515
                                                             BALTIMORE, MD 21203


                                                               November 17, 1994


Board of Directors
Synergen, Inc.
1885 33rd Street
Boulder, CO 80301

Dear Sirs:

          Synergen, Inc. (the "Company" or "Synergen"), Amgen Inc. (the "Parent" or "Amgen") and Amgen Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Parent ("Purchaser") have entered into an Agreement and Plan of Merger dated as of November 17, 1994 (the "Agreement"). Pursuant to the Agreement, Parent will make a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Synergen ("Synergen Common Stock") for $9.25 per share net to the seller in cash. You have requested our opinion regarding the fairness, from a financial point of view, of the consideration to be received by the stockholders of Synergen pursuant to the Agreement.

          Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. We have served as financial advisor to the Board of Directors of Synergen in connection with the transaction and will receive a fee for our services. In the past, we have provided various financing and financial advisory services for Synergen and received customary fees for rendering such services. We maintain a market in the common stock of Synergen and Amgen and regularly publish research reports regarding the life sciences industry and the businesses and securities of publicly owned companies in that industry, including Synergen and Amgen.

          In connection with this opinion, we have reviewed the Agreement and certain publicly available financial information concerning Synergen. We have reviewed certain internal financial analyses of Synergen made available to us by the management of Synergen and have held discussions with members of the senior management of Synergen regarding its business and prospects. In addition, we have (i) reviewed the reported price and trading activity for the common stock of Synergen, (ii) compared certain financial and stock market information for Synergen with information for certain publicly traded companies which we deemed similar to Synergen, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and took into account such other matters as we considered appropriate.



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Synergen, Inc.                                           Alex. Brown & Sons
November 17, 1994                                            Incorporated
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   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections used in our analyses, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the senior management of Synergen as to the likely future performance of Synergen. We have not made an independent valuation or appraisal of the assets of Synergen, nor have we been furnished with any such valuation or appraisal. Our opinion is based on market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter.

    Based on the analysis described above and subject to the foregoing limitations and qualifications, it is our opinion that the consideration to be received by the stockholders of Synergen pursuant to the Agreement is fair from a financial point of view to such stockholders as of the date of delivery of this letter.




                                                Very truly yours,


                                                ALEX. BROWN & SONS INCORPORATED